Exhibit 4.11.2

Ministry of the Russian Federation for Telecommunications and Information Technologies

Amendment No. 2

to License No. 19752 (registration series A 019104)

dated October 18, 2001

To amend clause 2 of the Conditions For Carrying Out Activities Under License No. 19752 to read as follows:

“2. The aggregate installed capacity of the network and the percentage of population covered hereunder, provided that sufficient frequency resources are allocated, must constitute as of December 31 of each year, respectively:

2002		1,000 numbers	10%
2005	-	10,000 numbers	40%
2011	-	30,000 numbers	70%

First Deputy Minister
of the Russian Federation for Telecommunications and Information Technologies	/s/ Yu.A. Pavlenko
	[Signature]	Yu.A. Pavlenko

April 17, 2002

Deputy Head of the Department
of the Organization of Licensing Activity	/s/ N.M. Popov
	[Signature]	N.M. Popov
[Seal]